EXHIBIT 10.1

SEPARATION AGREEMENT AND RELEASE
This Separation Agreement and Release (this “Agreement”) is made and entered into as of August 31, 2015 by and between Electro Rent Corporation (the “Company”) and Craig Jones (“Mr. Jones”).
RECITALS:
WHEREAS, Mr. Jones has been an employee of the Company since 1989 and has served as the Company’s Chief Financial Officer since 1990;
WHEREAS, Mr. Jones has provided notice to the Company that he will resign from all Company positions and retire from employment effective at the end of the business day on August 31, 2015 (the “Retirement Date”); and
WHEREAS, in recognition of Mr. Jones’s long and valuable service to the Company and in exchange for the releases and other covenants set forth in this Agreement, the Company desires to provide Mr. Jones certain benefits as set forth in this Agreement.
AGREEMENT:
NOW, THEREFORE, BE IT RESOLVED, for and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and incorporating the recitals set forth above, the parties hereto agree as follows:
1.Benefits. As consideration for the execution and delivery of this Agreement, and in recognition of Mr. Jones’s service to the Company, Mr. Jones will receive the following benefits, provided that Mr. Jones does not revoke his waiver and release of claims under the ADEA (as defined below) within seven days of the date of this Agreement as set forth in Section 2.2 of this Agreement:

1.1Annual Base Salary Payment. The Company will pay to Mr. Jones a cash payment in the amount of Mr. Jones’s annual base salary of $251,835, which will be payable in one lump sum on the sixtieth (60th) day following the Retirement Date, subject to applicable withholdings.

1.2    Bonus Payment. The Company will pay to Mr. Jones a share of the fiscal year 2016 executive bonus pool (if any), which will be payable in one lump sum in an amount equal to (a) the total amount of the fiscal year 2016 executive bonus pool (if any), times (b) 6.067% (which is the percentage of the fiscal year 2015 executive bonus pool received by Mr. Jones), times (c) 25.137% (which is the percentage of fiscal year 2016 that has elapsed as of the Retirement Date). The bonus payment will be subject to applicable withholdings. The bonus payment will be made at the same time the Company makes bonus payments from the executive bonus pool to its other executive officers; provided, however, the bonus will be paid no later than 75 days after the later of the end of the 2016 fiscal year or 2016 calendar year.

1.3    Reimbursement for COBRA Coverage. The Company will each month reimburse Mr. Jones for COBRA payments made by Mr. Jones during the prior month with respect to the twelve (12) months following the Retirement Date.

2.Release of Liability.

2.1    General Release. Mr. Jones hereby expressly covenants not to sue and releases and waives any and all claims, liabilities, demands, damages, penalties, debts, accounts, obligations, actions, grievances and causes of action (“Claims”), whether now known or unknown, suspected or unsuspected, whether at law or in equity, of any kind or nature whatsoever, which Mr. Jones has or claims to have, now or hereafter, against the Company and its divisions, facilities, subsidiaries and affiliated entities, successors and assigns, or any of its or their respective past or present officers, directors, trustees, shareholders, agents, employees, attorneys, insurers and representatives (collectively, the “Releasees”), including, but not limited to, any Claims arising out of or relating in any way to Mr. Jones’s employment at the Company and the termination thereof (the “Release”). Mr. Jones hereby acknowledges and agrees that the Claims released by the Release include, but are not limited to, any and all Claims which arise or could arise under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Federal Worker Adjustment and Retraining Notification Act (or any similar state, local or foreign law), the California Fair Employment and Housing Act, California statutory or common law, the Orders of the California Industrial Welfare Commission regulating wages, hours, and working conditions, and federal statutory law, or any Claim for severance pay, bonus, sick leave, disability, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit.

Mr. Jones understands that nothing in this Agreement prohibits Mr. Jones from filing a charge or complaint challenging the validity of this Agreement with a court, the Equal Employment Opportunity Commission (EEOC), or other federal, state or local agency or participating in any investigation or proceeding conducted by such administrative agency. However, Mr. Jones agrees that if any such claim is prosecuted in Mr. Jones’s name before any court or administrative agency, Mr. Jones waives and agrees not to take any award of money or other damages from such suit.

Further, notwithstanding anything to the contrary in this Section 2, the Release will not be construed as a release or waiver of any of the following:

(a)any indemnification rights (including rights to advancement) Mr. Jones may have against the Company pursuant to the Company’s Articles of Incorporation, bylaws, any indemnification agreement between the Company and Mr. Jones or pursuant to California Labor Code Section 2802;

(b)any claims arising under state unemployment insurance, workers compensation laws, California Corporations Code section 317 or coverage under any Company liability insurance policy;

(c)any rights of Mr. Jones pursuant to this Agreement;

(d)health insurance benefits under the Consolidated Omnibus Budget Reconciliation Act (COBRA);

(e)claims with regard to vested benefits under a retirement plan governed by the Employee Retirement Income Security Act of 1974 (ERISA);

(f)rights of Mr. Jones with respect to his status as a holder of any equity securities or equity incentive award issued by the Company (subject to Section 9 below); or

(g)any claim which, as a matter of applicable law or public policy, cannot be released.

2.2    Age Discrimination Release. Mr. Jones expressly acknowledges, understands and agrees that this Release includes a waiver and release of all claims which Mr. Jones has or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §621, et seq. (“ADEA”). The following terms and conditions apply to and are part of the waiver and release of ADEA Claims under this Release: (i) Mr. Jones is advised to consult an attorney before signing this Release; (ii) Mr. Jones is granted forty five (45) days after he is presented with this Release to decide whether or not to sign this Release; (iii) Mr. Jones will have the right to revoke the waiver and release of claims under the ADEA during the seven calendar (7) days after signing this Release, and this Agreement will not become effective and enforceable until that revocation period has expired without such revocation; (iv) Mr. Jones hereby acknowledges and agrees that he is knowingly and voluntarily waiving and releasing Mr. Jones's rights and claims in exchange for consideration (something of value) in addition to anything of value to which he is already entitled; and (v) nothing in this Release prevents or precludes Mr. Jones from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.

2.3    Section 1542 Waiver. As part of this Release, Mr. Jones expressly releases, waives and relinquishes all rights under Section 1542 of the California Civil Code, which states:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
Mr. Jones acknowledges that he may later discover facts in addition to or different from those which Mr. Jones now knows, or believes to be true, with respect to any of the subject matters of this Release, but that it is nevertheless Mr. Jones’s intention to settle and release any and all Claims released herein.
2.4    Labor Code Section 206.5. This Release does not provide any release of Mr. Jones’s rights to salary and accrued vacation, and Mr. Jones is not required to sign this Release in connection with the payment of any wages due. California Labor Code Section 206.5 provides in pertinent part as follows:

“No employer will require the execution of any release of any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made.”

3.Tax Effects of Payments.

3.1    In the event that it is determined that any payment or distribution of any type to or for the benefit of Mr. Jones made by the Company, any of its affiliates, any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of section 280G of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”)) or any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then such payments or distributions shall be limited to such amount which would result in no portion of the payments or distributions being subject to the Excise Tax. Mr. Jones understands and agrees that, to the extent necessary to comply with this Section 3.1, Mr. Jones will repay to the Company any amount necessary to avoid the Total Payments being subject to the Excise Tax.

3.2    To the maximum extent permitted, the Agreement is intended to not constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code (“Section 409A”) but in any event will be interpreted to comply with Section 409A. This Agreement will be interpreted and construed to not violate Section 409A, although nothing herein will be construed as an entitlement to or guarantee of any particular tax treatment to Mr. Jones. For purposes of this Agreement, Mr. Jones’s resignation of employment on the Retirement Date is intended to constitute a “separation from service” as defined in Section 409A. Each payment made pursuant to any provision of this Agreement shall be considered a separate payment and not one of a series of payments for purposes of Section 409A. While it is intended that all payments and benefits provided under this Agreement to Mr. Jones will be exempt from or comply with Section 409A, the Company makes no representation or covenant to ensure that the payments under this Agreement are exempt from or compliant with Section 409A. The Company will have no liability to Mr. Jones or any other person or entity if a payment or benefit under this Agreement is challenged by any taxing authority or is ultimately determined not to be exempt or compliant. Mr. Jones further understands and agrees that he will be entirely responsible for any and all taxes on any benefits payable to him as a result of this Agreement.

4.    Confidentiality. Mr. Jones will not at any time use, divulge, disclose or communicate, either directly or indirectly, in any manner whatsoever, any of the Company’s confidential, proprietary or other information regarding the Company’s practices, procedures, employees, trade secrets, customer lists, marketing strategies, operating, research and development or other similar information of any kind, nature or description, without the prior written consent of the Company or unless required by court order, law or other legal process.

5.    Insider Trading. Mr. Jones understands and agrees that he will be subject to the Company’s pre-clearance requirements for trading in the Company’s equity securities pursuant to the Company’s insider trading policy for a period of six months after the Retirement Date. Further, Mr. Jones agrees that he will not trade in the Company’s securities at any time while Mr. Jones is in possession of material non-public information regarding the Company.

6.    Resignation. Mr. Jones hereby, effective on the Retirement Date, resigns all positions (including that of employee, officer or director, as applicable) of the Company and all of the Company’s subsidiaries.

7.    Expense Receipts. Mr. Jones agrees that he will submit all receipts for business expense reimbursement on or prior to his Retirement Date.

8.Company Property. All records, files, lists, including computer generated lists, data, drawings, documents, equipment and similar items relating to the Company’s business that Mr. Jones generated or receive from the Company remain the Company’s sole and exclusive property. Mr. Jones agrees to promptly return to the Company all property of the Company in his possession. Mr. Jones further represents that he has not copied or caused to be copied, printed out, or caused to be printed out any documents or other material originating with or belonging to the Company. Mr. Jones additionally represents that he will not retain in his possession any such documents or other materials.

9.Withholdings. All payments to Mr. Jones pursuant to this Agreement will be subject to applicable state and federal withholdings.

10.Equity Awards. Mr. Jones’s equity incentive awards shall be governed pursuant to their grant terms giving effect to Mr. Jones’s voluntary resignation without good reason from the Company as of the Retirement Date. Mr. Jones’s resignation on the Retirement Date will be deemed to be a “Termination of Employment” as defined in the Company’s 2005 Equity Incentive Plan.

11.Future Cooperation. Mr. Jones agrees to render assistance, advice and counsel to the Company at its request regarding any matter, dispute or controversy with which the Company may become involved and Mr. Jones has or may have reason to have knowledge, information or expertise.

12.Attorney Consultation. Mr. Jones has been advised, and has had an opportunity, to consult an attorney about this Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto, with the full intent of releasing all claims.

13.Scope of Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. Except as expressly provided herein, this Agreement supersedes and renders null and void any and all prior agreements between Mr. Jones and the Company. This Agreement shall bind the heirs, personal representatives, successors and assigns of both Mr. Jones and the Company, and inure to the benefit of both Mr. Jones and the Company, their heirs, successors and assigns.

14.Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the parties at the addresses set forth on the signature page of this Agreement (or to such other address that may be designated by the receiving party from time to time in accordance with this section). All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees pre-paid), e-mail of a PDF document (with confirmation of transmission) or certified or registered mail (in each case, return receipt requested, postage pre-paid). Except as otherwise provided in this Agreement, a Notice is effective only (a) upon receipt by the receiving party, and (b) if the party giving the Notice has complied with the requirements of this Section 13.

15.Miscellaneous. The internal law, without regard to conflicts of laws principles, of the State of California will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement. If a court of competent jurisdiction deems any provision of this Agreement invalid, illegal or unenforceable, the parties hereto intend that such provision will, as to such jurisdiction solely, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting in any way the remaining provisions of this Agreement in such jurisdiction or rendering any provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. This Agreement may be executed by the parties in any number of counterparts (including via email with scan attachment or facsimile), which are defined as duplicate originals, all of which taken together will be construed as one document.

[SIGNATURE PAGE TO SEPARATION AGREEMENT AND RELEASE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth below.

Date: August 31, 2015	COMPANY: Electro Rent Corporation By: /s/ Daniel Greenberg Name: Daniel Greenberg Title: CEO Address: 6060 Sepulveda Blvd. Van Nuys, California 91411 Attn: Chief Executive Officer Phone: (818) 787-2100
Date: August 31, 2015	MR. JONES: /s/ Craig Jones Craig Jones Address: ______________________________________ ______________________________________ Phone: ________________________________ Email: ________________________________

[SIGNATURE PAGE TO SEPARATION AGREEMENT AND RELEASE]